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                                         AYP CAPITAL
                                         CONSOLIDATED STATEMENT OF INCOME
                                         FOR THREE MONTHS ENDED MARCH 31, 1998

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                                                                QTR          YTD        12MOS

            ELECTRIC OPERATING REVENUES                  49,093,300   49,093,300  122,601,433

            OPERATING EXPENSES:
               Operation:
                 Fuel                                     5,023,902    5,023,902   23,415,711
                Purchased Power & Exchange               40,223,324   40,223,324   80,634,003
                 Other                                    1,500,893    1,500,893    5,695,050
               Transmission & Distribution                  496,867      496,867    3,450,859
               Cust. Accts & Services                       833,539      833,539    3,896,795
               Administrative & General                   2,025,999    2,025,999    8,965,889
            Total Operation & Maintenance                50,104,524   50,104,524  126,058,307

               Depreciation                               1,397,725    1,397,725    6,686,692
               Taxes other than income taxes              1,689,432    1,689,432    5,883,832
               Federal and state income taxes            (2,359,113)  (2,359,113)  (9,820,607)
                          Total Operating Expenses       50,832,568   50,832,569  128,808,223
                          Operating Income               (1,739,268)  (1,739,269)  (6,206,790)

            OTHER INCOME AND DEDUCTIONS:
               Other income, net                            367,526      367,526    1,813,179
                         Total Other Income and Deductio    367,526      367,526    1,813,179
                         Income Before Interest Charges and
                           Preferred Dividends           (1,371,742)  (1,371,743)  (4,393,611)

            INTEREST CHARGES AND PREFERRED DIVIDENDS:
               Interest on other long-term obligations    2,552,000    2,552,000   10,838,667
               Other interest                                 5,741        5,741       16,509
                        Total Interest Charges and
                            Preferred Dividends           2,557,741    2,557,741   10,855,176


            Consolidated Net Income                      (3,929,483)  (3,929,483) (15,248,787)

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                                       Unaudited